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                                  EXHIBIT 5.1
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                               October 9, 1996


Splash Technology Holdings, Inc.
555 Del Rey Avenue
Sunnyvale, CA  94086

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 9, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,725,373 shares of your Common Stock reserved for issuance under the Splash Technology Holdings, Inc. 1996 Stock Option Plan and 175,000 shares of your Common Stock reserved for issuance under the Splash Technology Holdings, Inc. 1996 Employee Stock Purchase Plan (collectively, the "Shares") (collectively, the "Plans"). As legal counsel for Splash Technology Holdings, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation